Exhibit 10.7

CoinDesk Indices, Inc. 169 Madison Ave, Suite 2635 New York, NY 10016

Form of CoinDesk Indices Master License Agreement

This Master License Agreement (this “Master Agreement”) is made as of [●], 2026 (the “Effective Date”) by and between CoinDesk Indices, Inc., a Delaware corporation (“CDI”), having its principal place of business at 169 Madison Ave, Suite 2635, New York, NY 10016 and Morgan Stanley Investment Management Inc., a corporation organized under the laws of the State of Delaware (“Client”) having its primary place of business at 1585 Broadway, New York, NY 10036, to enable Client and Client’s affiliates, including certain trusts sponsored by the Client (the “Trusts”), to make use of, as required, certain of CDI products and services as further discussed and defined below. Each of the parties hereto may be referred to herein collectively as the “Parties” or each, a “Party.”

1.            Service(s). Subject to the terms hereunder, CDI will provide Client with the Services (defined below) as set forth on the applicable Service Schedule(s) (defined below). As used herein the following terms have the following ascribed meanings:

1.1.            “Agreement” means the terms and conditions of this Master Agreement together with the applicable Service Schedule, as the same may be amended in writing by the Parties from time to time.

1.2.            “Applicable Law” means all applicable laws, rules, regulations, administrative, judicial and governmental orders, including the rules of any applicable self-regulatory organizations.

1.3.            “CDI Materials” means any, or part of, the Data, Marks and Methodology.

1.4.            “Data” means all index data, trend indicators, rates, and/or related information made available to Client as part of the Services.

1.5.            “Services” means the CDI Materials, which may include Data, and related and/or ancillary products and/or services to be provided or licensed by CDI to Client, as set forth and/or further described in a Service Schedule and as may be updated from time to time.

1.6.            “Service Schedule” means a schedule in a form mutually agreed to by CDI and Client and entered into by the Parties from time to time setting out the Services to be provided and/or licensed by CDI to Client.

1.7.            “Marks” means the trademarks CoinDesk and/or CoinDesk Indices, including any particular CDI index name, together with any other trade names, trademarks, or service marks used by CDI or its third-party licensors in commerce in association with CDI’s indices and as may expressly be set forth in a Service Schedule.

1.8.            “Methodology” means the methodology, process, procedure, formula, algorithm, and/or rules relating to the construction, calculation, and/or distribution of Data.

2.            Fees and Payments. Client agrees to pay the fees as set forth on the applicable Service Schedule and as otherwise set forth herein in accordance with the payment terms in the Agreement. Unless otherwise set forth on the applicable Service Schedule, all amounts payable hereunder shall be payable in full, within sixty (60) days of the receipt of a valid invoice. A one and a half percent (1.5%) monthly service charge or the highest amount permissible by Applicable Law, if less, is payable on all undisputed overdue balances that are outstanding more than ninety (90) days after the due date of the invoice. Such service charge is in addition to the overdue balance. All fees are exclusive of, and Client is responsible for paying, pre-approved reimbursable expenses mutually agreed in writing, and applicable federal, state and local sales, use, excise or other applicable taxes other than taxes on the net income of CDI. CDI may reflect any such taxes in invoices submitted to Client by CDI.

CoinDesk Indices, Inc. 169 Madison Ave, Suite 2635 New York, NY 10016

3.            Term.

3.1.            The Master Agreement shall be effective on and from the Effective Date and shall continue in effect until no Service Schedules are in effect, or as otherwise terminated in accordance with its terms or in accordance with law or equity.

3.2.            Each Service Schedule shall, unless otherwise set forth therein, be effective on and from the applicable effective date set forth therein, shall continue for an initial term of three (3) years (“Initial Term”), and shall automatically renew for successive one (1) year renewal terms (each a “Renewal Term” and, with the Initial Term, the “Term”), unless either Party notifies the other Party of its intent not to renew a Service Schedule with no less than ninety (90) days written notice to the other Party prior to the commencement of any Renewal Term, as applicable. This is always subject to the earlier termination of such Service Schedule in accordance with this Master Agreement, the provisions of a particular Service Schedule or otherwise in accordance with law or equity.

4.            Termination.

4.1.            Either Party may terminate the Agreement due to a material breach of the Agreement by the other Party: (a) 30 days’ following its receipt of notice of the breach where the breach is reasonably capable of being cured and the breaching Party fails to cure such breach to the non-breaching Party’s reasonable satisfaction or (b) with immediate effect where such breach is not reasonably capable of being cured. Either Party may terminate this Agreement on written notice if the other Party undergoes a Change of Control (as defined below); provided that such notice may only be given within 60 days of the terminating Party first becoming aware of such Change of Control having occurred or of the terminating Party receiving written notification of it having occurred from the other Party, whichever is the later. “Change of Control” for these purposes means either: (i) the sale of all or substantially all of the assets of a Party to an unaffiliated party; or (ii) any merger, consolidation or acquisition of the capital stock of a Party the result of which is that an unaffiliated third-party holds more than twenty-five percent (25%) of either the economics or voting capital stock of such Party.

4.2.            Upon any termination or expiration of the Agreement or cancellation of Client’s subscription to any Services, except with respect to any Service that includes Data for which Client has purchased an ongoing history product from CDI and paid to CDI all fees and other amounts associated with such ongoing data history product, Client shall with respect to such terminated Services: (i) cease, within sixty (60) days of the termination or expiration of this Agreement, all use of the applicable Services, including use of the relevant Data and other CDI Materials to operate, maintain, support, and wind down any financial products or services issued by Client prior to the effective date of termination or expiration; and (ii) expunge all Data and other CDI Materials and any portion or copies thereof accessed or obtained from such Services from all of Client’s electronic systems within sixty (60) days of the termination or expiration of this Agreement, provided that Client may retain portions of such Data and other CDI Materials only to the extent necessary for compliance with Applicable Law and only if such retained Data and other CDI Materials are: (1) maintained in a secure, archival-type environment; (2) used by Client solely to the extent necessary to respond to investigations and/or audit requests from relevant regulatory agencies or as otherwise required by Applicable Law following termination of the Agreement or cancellation of Client’s subscription to such Data and/or other CDI Materials thereunder. At CDI’s request, Client shall certify to CDI in writing that Client has fully complied with this paragraph. Sections 2, 4, 5, 6.2, 7, 8, 9, 10, 11, 12, and 15 shall survive termination or expiration of the Term for any reason.

CoinDesk Indices, Inc. 169 Madison Ave, Suite 2635 New York, NY 10016

5.            Use of Brands; Marketing. Each Party (the “Using Party”) may use the other Party’s (the “Brand Owner”) name, trade name, trademarks and logos (collectively, the “Brands”) solely (a) during the Term and solely for the purposes of the Services provided under the Agreement; (b) for certain marketing and promotional purposes as mutually agreed upon in advance, in writing, by both Parties; and (c) in accordance with reasonable guidelines published or provided by the Brand Owner in connection therewith. In connection with the foregoing, Client acknowledges that CDI’s brand is “CoinDesk Indices” and not simply “CoinDesk.” CDI may, with Client’s prior written consent, identify Client as a customer of CDI and describe the Services used by Client and Client’s experience with such Services, and CDI may, with Client’s prior written consent, develop and make available a case study, magazine article, video, press release (including a win release announcement) and/or podcast related to Client’s use of the Services. All use of the Brands and the goodwill associated therewith shall inure to the sole benefit of the Brand Owner. The Using Party acknowledges that, as between the Parties, the Brand Owner is the exclusive owner of the Brands and use of the Brands pursuant to the Agreement does not convey to the Using Party any right, title or interest in or to the Brands. At no time shall the Using Party challenge or assist others in challenging the Brands or the registration thereof (except where such a limitation is prohibited by local law) or attempt to register any trademarks, service marks or trade names confusingly similar to those of the Brands. For clarity, Client’s and its affiliates’ use of CDI’s Brands as reasonably necessary in relation to financial products or services issued by Client and/or any of its affiliates that reference the Services, including associated regulatory, disclosure, reporting, investor-communication and product-related materials (such as required prospectuses, shareholder reports, fact sheets, and website disclosures), shall not be considered “marketing and promotional purposes” requiring separate mutual written agreement under subsection (b), provided such use includes appropriate attribution and complies with CDI’s reasonable Brand guidelines. Client shall under no circumstances give the impression, either expressly or by implication, that any such financial products or services are created, purchased, sold and/or traded by CDI.

6.            License Grant; Restrictions.

6.1.            Subject to the terms of this Agreement, CDI hereby grants to Client and Client’s affiliates during the Term a worldwide, irrevocable (save where this Agreement is terminated in accordance with its terms), non-exclusive, transferable, sublicensable license to access and use the Services for its business purposes and for no other purpose whatsoever except as may expressly set forth in a Service Schedule(s). All rights not expressly granted to Client under this Agreement are reserved by CDI. For clarity, use by the Client and its affiliates includes use by their respective officers, employees and contractors, provided always that such use is on behalf of the Client and its affiliates only.

CoinDesk Indices, Inc. 169 Madison Ave, Suite 2635 New York, NY 10016

6.2.            Client may not use the Services in any manner not expressly permitted by the Agreement. Without limiting the foregoing, Client shall not, and shall not permit any third party to, unless expressly permitted via the applicable Service Schedule: (a) reverse engineer, decompile, disassemble or modify in any way the CDI Materials, or any part thereof; (b) rent, lease, loan, create or prepare derivative works of the CDI Materials or any part thereof, except that nothing in this Section 6.2(b) prohibits Client from generating regulatory, disclosure, reporting, investor-communication or product-related materials that reference or include the Services, Data or CDI Materials as expressly permitted under this Agreement; (c) resell, provide, make available to or permit use of or access to the CDI Materials, in whole or in part, by any person or entity other than Client and its affiliates except to the extent such use or access is expressly permitted under this Agreement or the applicable Service Schedule (including where reasonably necessary in relation to financial products or services issued by Client that reference the Services) except that Client may redistribute de minimis portions of Data on an occasional basis as part of Client’s externally published reports, provided that Client clearly identifies CDI as the source of the Data, disclaims all liability of CDI with respect to such Data, and provided further that such reports and the information contained therein cannot be used as a source or substitute for any product or service offered by CDI); (d) use the Services to create or enhance a competitive offering or for any purpose which is competitive to CDI; (e) intentionally perform or fail to perform any other act which would result in a misappropriation or infringement of CDI’s intellectual property rights in the CDI Materials; (f) attempt to use or gain unauthorized access to CDI’s or to any third party’s networks or equipment; (g) engage in fraudulent or otherwise illegal activity or intentionally engage in any activity that infringes the intellectual property rights or privacy rights of any individual or third party; (h) attempt to probe, scan or test the vulnerability of any system, account or network of CDI; (i) restrict, or interfere with the ability of any other person to use or enjoy CDI Materials, or cause a performance degradation to any systems used to provide the Services. Client agrees to be liable to CDI for acts and omissions of its internal users as if they were done or omitted by Client itself. Client shall use the Services in compliance with Applicable Law.

6.3.            Client is responsible for obtaining the software, hardware, equipment, and data network access necessary to use the Services. Client’s mobile network data and messaging rates and fees may apply if it accesses or uses the Services from a mobile device. Client is responsible for acquiring and updating compatible software, hardware, and devices necessary to access and use the Services. Client agrees to notify CDI promptly upon learning of any actual or suspected loss, theft or unauthorized use of CDI Materials or any other breach of security relating to the Service.

CoinDesk Indices, Inc. 169 Madison Ave, Suite 2635 New York, NY 10016

7.            Intellectual Property Rights.

7.1.            The Services are compiled, prepared, revised, selected, and arranged by CDI through the application of methods and standards of judgment developed and applied through the expenditure of substantial time, effort and money, and the Services constitute the valuable intellectual property of CDI. Client acknowledges and agrees that, as between CDI and Client, to the fullest extent permitted by Applicable Law, all right, title and interest in and to the content of Services, and all modifications and enhancements thereof or thereto, including, without limitation, all rights under copyright and patent and other intellectual property rights, belong to and are retained solely by CDI. Nothing in this Agreement prevents Client from using the Services, Data or CDI Materials as expressly permitted under this Agreement or as required by the Applicable Law.

7.2.            Except as otherwise provided in any applicable Service Schedule(s) or elsewhere in this Agreement, Client agrees that it will not broadcast, retransmit, reproduce, create any derivative of the Services. Client is prohibited from violating or attempting to violate the security of the Services or interfering in any manner with any security-related feature of any method of delivering or accessing the Services. For clarity, customary use of the Services, and required attribution in connection with financial products or services issued by Client that reference the Services, including associated regulatory, disclosure, reporting, investor-communication and other product-related materials, shall not be deemed a prohibited broadcast, retransmission or derivative work, provided such use complies with the license granted under this Master Agreement and CDI’s reasonable brand and attribution guidelines.

8.            Privacy; Data Protection; Information Sharing.

8.1.            Each Party is responsible for complying with all Applicable Laws including regarding data protection or privacy regarding information relating to an identified or identifiable natural person (collectively, “Personal Data”) and shall act as independent data controllers with respect to Personal Data. Neither Client nor CDI shall not disclose to the other any irrelevant or unnecessary information about individuals. The Parties shall use reasonable efforts to assist one another in relation to the investigation and remedy of any claim, allegation, action, suit, proceeding or litigation with respect to alleged unauthorized access, use, processing or disclosure of Personal Data. Each Party will maintain, and will require all third-party data processors each such party engages to maintain, appropriate physical, technical and organizational measures to protect Personal Data against accidental, unauthorized or unlawful destruction, loss, alteration, disclosure or access. If in respect of its processing of Personal Data, Client or CDI is required by Applicable Law to include privacy terms with the other Party, such additional data privacy terms shall be as notified to Client by CDI from time to time. The Service, including its content, together with all non-public information regarding this Agreement, CDI, its affiliates, and/or their respective businesses is proprietary to CDI, and, as between Client and CDI, constitutes CDI’s sole property and confidential information. Client will not use such information except as necessary to use the Services pursuant to the Agreement and will not disclose such information to other than as expressly permitted by the Agreement or as required by Applicable Law.

CoinDesk Indices, Inc. 169 Madison Ave, Suite 2635 New York, NY 10016

8.2.            In order to cooperate with governmental requests and/or to comply with Applicable Law, CDI may disclose information regarding Client to the extent it is required to do so, provided, however, that in the event CDI is required to disclose any information relating to Client, CDI will promptly notify Client in writing of such required disclosure so that Client has a reasonable opportunity to oppose or challenge such disclosure.

8.3.            Each of Client and CDI is part of a global group of businesses, which currently include various businesses including financial services, venture capital, proprietary investment and trading and data services businesses. Information obtained hereunder will be shared and used by each of CDI and Client with its affiliates for legitimate business purposes, such as business development, risk management and security, and developing, enhancing and marketing the group’s products and services. Applicable Law may give rise to the right to opt out of sharing for non-essential purposes, in which case notification should be made in writing.

9.            Disclaimers.

9.1.            From time to time, the Services may include data or content from third parties (“Third-Party Content” and the providers of such Third-Party Content, collectively, “Third-Party Content Providers”). CDI represents and warrants that it has, and shall maintain during the Term, all rights, licenses and approvals necessary to provide any Third-Party Content included in the Services to Client for Client’s permitted use under this Agreement, and that such provision and use shall not infringe the intellectual property rights of any third party. CDI shall be responsible for its selection and integration of any Third-Party Content. CDI reserves the right to pass along reasonable costs associated with Third-Party Content used or included in the Services. CDI shall not introduce any new Third-Party Content or pass through any associated fees without Client’s prior written approval. CDI does not endorse any Third-Party Content; provided that nothing in this paragraph limits CDI’s warranties or responsibilities with respect to its provision of Third-Party Content to Client as set forth above.

9.2.            Client may not use, export, re-export, import or transfer the Services (or any portion thereof or any rights thereto granted by CDI) except as authorized by the Applicable Law of the United States, the Applicable Law of the jurisdiction in which Client gained access to the Services, and all other Applicable Law. In particular, but without limitation, neither the Services nor any portion thereof or any rights thereto may be exported or re-exported: (a) into any United States embargoed countries; or (b) to anyone on the U.S. Treasury Department’s list of Specially Designated Nationals or the U.S. Department of Commerce’s Denied Person’s List or Entity List. By accessing and using the Services, Client represents and warrants that it is not located in any such country or on any such list. Subject to the terms of this Agreement, CDI reserves the right to limit, in its reasonable discretion, the availability of the Services to any person, entity, geographic area, or jurisdiction, at any time, solely to the extent required for compliance with Applicable Law (including applicable export-control and sanctions laws).

CoinDesk Indices, Inc. 169 Madison Ave, Suite 2635 New York, NY 10016

9.3.            TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW, AND EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT: (I) CDI DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, CONCERNING OR RELATED TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE; AND (II) THE SERVICE AND ALL CONTENT AND INFORMATION AVAILABLE IN OR VIA THE SERVICE, IS PROVIDED “AS IS” AND “AS AVAILABLE,” WITHOUT ANY WARRANTIES OF TITLE OR EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE FOREGOING, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND SUBJECT ALWAYS TO CDI’S OBLIGATIONS UNDER THIS AGREEMENT, CDI SHALL NOT BE LIABLE FOR LOSSES OR DAMAGES ARISING SOLELY FROM INTERRUPTIONS, DELAYS, OR ERRORS INHERENT IN ELECTRONIC DELIVERY SYSTEMS, OR OTHER SIMILAR TECHNICAL LIMITATIONS OUTSIDE CDI’S REASONABLE CONTROL (AND NOT CAUSED BY CDI’S BREACH OF THIS AGREEMENT), CONTRACT, TORTIOUS BEHAVIOR, NEGLIGENCE OR UNDER ANY OTHER CAUSE OF ACTION.

10.          Limitation of Liability.

10.1.          NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS EXCLUDING OR LIMITING A PARTY’S LIABILITY FOR INDEMNIFICATION OBLIGATIONS (IF ANY), BREACH OF ITS CONFIDENTIALITY OBLIGATIONS, OR A PARTY’S GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT. SUBJECT TO THE FOREGOING, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY, OR ANY OF THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, PARTNERS, MEMBERS, CONSULTANTS, ADVISORS, LICENSORS, OR EMPLOYEES (COLLECTIVELY, “COVERED PERSONS”) BE LIABLE FOR ANY EXTRAORDINARY, EXEMPLARY, INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF DATA, BUSINESS OR PROFITS) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, THE SERVICE, THE USE OF OR INABILITY TO USE THE SERVICE OR ANY CONTENT, WORK PRODUCT, PRODUCTS, DATA OR INFORMATION OBTAINED OR STORED IN OR FROM THE SERVICE, CONTENT PROVIDED AS PART OF THE SERVICE, OR TRANSACTIONS ENTERED INTO IN CONNECTION THEREWITH, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF ANY COVERED PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY REMEDY.

10.2.          SUBJECT TO 10.1, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL ANY COVERED PERSON BE LIABLE FOR ANY CAUSE OR CLAIM WHATSOEVER IN EXCESS OF THE GREATER OF (i) TOTAL FEES ACTUALLY RECEIVED OR YET TO BE RECEIVED BY CDI FROM CLIENT FOR THE SERVICE DURING THE 12-MONTH PERIOD BEFORE THE CLAIM OR CAUSE OF ACTION AROSE; OR (ii) USD $2,000,000. MULTIPLE CLAIMS WILL NOT EXPAND ANY LIMITATION OF LIABILITY.

10.3.          THE FOREGOING LIMITATIONS AND EXCLUSIONS WILL APPLY REGARDLESS OF WHETHER THE CAUSE OF ACTION ARISES IN CONTRACT, IN TORT OR OTHERWISE, AND NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY REMEDY OR NEGLIGENCE. THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THE PARTIES HAVE AGREED TO THE PRICING AND ENTERED INTO THIS AGREEMENT, IN RELIANCE UPON THE LIMITATIONS OF LIABILITY SPECIFIED HEREIN, WHICH ALLOCATE THE RISK BETWEEN CDI AND CLIENT AND CONTRIBUTES TO THE BASIS OF THE BARGAIN BETWEEN THE PARTIES.

CoinDesk Indices, Inc. 169 Madison Ave, Suite 2635 New York, NY 10016

11.          Indemnity.

11.1.          To the fullest extent permitted by Applicable Law, Client shall indemnify and hold harmless CDI and its Covered Persons from and against, any and all losses, liabilities, damages, fines, penalties, deficiencies, costs or expenses, including the reasonable fees and expenses of attorneys or other experts and professional advisers (“Losses”) incurred, sustained or suffered as a result of a claim brought by a third-party (“Third-Party Claim”) arising from or relating to Client’s use of the Services in breach of Section 6.1 and Section 6.2 (License Grant; Restrictions), except to the extent that such Losses result from CDI’s breach of this Agreement, gross negligence, fraud, willful misconduct or CDI is obligated to indemnify Client for such Losses under Section 11.2 below.

11.2.          CDI shall indemnify and hold Client harmless from and against, any and all Losses suffered, incurred or sustained by Client as a result of any Third Party Claim alleging that the use of any portion of the Services infringes a third party’s patent, copyright or trademark rights, provided that such Third-Party Claim has not resulted in whole or in part from Client’s use of the Service in violation of this Agreement or any modification of the Service except modifications made, or authorized in writing and in advance by CDI. This indemnification obligation shall be subject to Client promptly notifying CDI upon becoming aware of the Third-Party Claim. Client shall provide CDI with all information and assistance reasonably necessary to, and joint authority to, defend or settle any such action, provided that: (a) Client shall have the right to participate at its sole expense in any such defense with counsel of its own choosing; and (b) CDI shall not enter into any settlement that requires an admission or other action (other than the payment of money) by or on behalf of Client or imposes any restriction or obligation on Client (other than to cease using the Service) without Client’s prior written consent. If CDI is unable to make the Service or any portion thereof available because of a claim of infringement, CDI reserves the right to (i) modify the affected portion of the Service so that it is non-infringing, (ii) obtain permission for Client to continue to use the affected portions of the Service; or (iii) terminate the Agreement as it relates to the affected Service without any liability. For clarity, nothing in this Section limits or affects any other rights or remedies available to Client under this Agreement.

12.          Usage Review. During the Term, CDI shall have the right to require an authorized representative of Client to provide a written certification of Client’s full compliance with this Agreement.

CoinDesk Indices, Inc. 169 Madison Ave, Suite 2635 New York, NY 10016

13.          Notices. All notices shall be in writing and shall be sent by certified or express mail, return receipt requested, by recognized expedited courier, or by email (if receipt is confirmed) to the respective contact at the address set forth below or to such other address as a Party may, by notice, provide to the other Party:

If to Client, to:
CSC Delaware Trust Company
Attention: Corporate Trust Administration
251 Little Falls Drive
Wilmington, DE 19808

with a copy to Sponsor of the Client:
Morgan Stanley Investment Management Inc.
1585 Broadway
New York, New York 10036
Attn: [●]

If to CDI, to:
CoinDesk Indices, Inc.
169 Madison Ave, Suite 2635
New York, NY 10016
Attention: Legal
E-mail: legal@coindesk-indices.com with a copy to info@coindesk-indices.com

14.          Representations, Acknowledgements, Warranties, Covenants and Restrictions.

14.1.          Each Party hereby represents and warrants that it has full power and authority to enter into and perform its obligations under this Agreement.

14.2.          Client hereby expressly acknowledges and agrees that:

14.2.1.          CDI is not undertaking nor responsible for providing individualized or personalized investment advice to Client’s customers and users;

14.2.2.          the Services were created without consideration of the investment objectives, risk tolerance, suitability, or financial circumstances of any specific adviser or investor; and

14.2.3.          this Agreement does not create any advisory, fiduciary, or other responsibility on the part of CDI or its affiliates to any investment adviser or investor utilizing Client’s products or solutions in connection with delivery of the Services; and

14.2.4.          Client and its customers, investors, or users are responsible for making investment recommendations and decisions, and the appropriateness of a particular investment or strategy will depend on an investor’s circumstances and objectives (including, without limitation, financial circumstances, investment time frame, and risk tolerance level) as determined by Client’s customer, investor or user or other third party, as applicable, with no input from CDI.

CoinDesk Indices, Inc. 169 Madison Ave, Suite 2635 New York, NY 10016

15.          Miscellaneous.

15.1.          Each Service Schedule shall form part of the Agreement and be read together with the Master Agreement. The Agreement is the entire agreement of the Parties regarding its subject matter, and supersedes all previous and contemporaneous communications, proposals, or agreements between the Parties. Each Party confirms that it has not relied upon, and shall have no remedy in respect of, any agreement, warranty, statement, representation, understanding or undertaking made by any party (whether or not a Party) unless that warranty, statement, representation, understanding or undertaking is expressly set out in the Agreement.

15.2.          The Parties are independent contractors and neither this Agreement nor the provision of the Services hereunder shall create an association, partnership, joint venture, or relationship of principal and agent, master and servant, or employer and employee, between the Parties; and neither Party will have the right, power or authority (whether expressed or implied) to enter into or assume any duty or obligation on behalf of the other Party.

15.3.          CDI may from time to time change any aspect of the Services, including any Methodology that forms part of the CDI Materials. Client shall comply with or adapt to any such changes, as applicable. With respect to material changes to an index Methodology, CDI shall use reasonable best efforts to provide Client with advanced written notice prior to implementation of any such changes in accordance with its general consultation procedures for material changes as set forth from time-to-time in CDI’s governance and policy documents (currently here: https://www.coindesk.com/indices/crypto-index-governance). CDI shall have no obligation to provide Client with separate notice in advance of a general notice to be distributed to all applicable users. For clarity, CDI’s rights under this Section 15.3 are subject to Section 15.5.

15.4.          No failure of either Party to exercise or enforce any rights under this Agreement shall act as a waiver of such rights. This Agreement shall be binding and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party will, in whole or part, assign or transfer any part of this Agreement, whether licenses or any other rights, interests or obligations, whether voluntarily, by contract, by operation of law or by merger (whether that party is the surviving or disappearing entity), stock or asset sale, consolidation, dissolution, through government action or order or otherwise without the other Party’s prior written consent. Any attempted transfer or assignment by a Party that this Agreement does not permit will be null and void. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will remain in full force and the unenforceable provision shall be interpreted so as to render it enforceable while approximating the Parties’ intent as closely as possible. This Agreement shall be governed in all respects, including validity, interpretation, enforcement and effect, by the laws of the State of New York. Any dispute arising out of or relating to this Agreement shall be subject to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, City and State of New York. Each Party expressly waives its right to a trial by jury. The application of the UN Convention on Contracts for International Sale of Goods is expressly excluded. This Agreement should not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation or drafting of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. The counterparts of this Agreement and all ancillary documents may be executed and delivered by emailed electronic signature. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

15.5.          Material Index Changes.

If any cessation, suspension, replacement, or other material change affecting any index or reference rate set forth in the applicable Service Schedule (each, a “Material Index Change”) occurs including any material change to the Methodology, and has a materially adverse effect on Client’s use of the Services under the applicable Service Schedule, Client may terminate the affected portion of such Service Schedule upon written notice, without penalty. CDI shall refund to Client any prepaid fees allocable to the terminated portion of the Services on a pro-rata basis. CDI will endeavor to provide sixty (60) days prior written notice of Material Index Changes to the extent practicable and commercially reasonable.

CoinDesk Indices, Inc. 169 Madison Ave, Suite 2635 New York, NY 10016

16.          Confidentiality.

The receiving party shall: (i) keep all Confidential Information secure and strictly confidential using procedures no less rigorous than those used to protect its own similar confidential and/or proprietary information; (ii) not use any Confidential Information for any purpose other than in connection with this Agreement; (iii) not copy or reproduce any Confidential Information except as reasonably necessary for the purposes of this Agreement; and (iv) not remove any copyright, proprietary or confidentiality notices contained in or on any Confidential Information and shall reproduce such notices in any permitted copies. All Confidential Information shall remain, as between the Parties, the property of the disclosing party, and no license or other intellectual property right is granted or implied except the limited right to use such Confidential Information in accordance with this Agreement. The receiving party shall not disclose or permit access to any Confidential Information to any person except: (a) to its affiliates and its and their respective officers, employees, contractors or professional advisers who have a need to know such Confidential Information solely for the purposes of this Agreement and who are bound by confidentiality obligations no less protective than those set out in this Section; or (b) to the extent required by Applicable Law, regulation, legal process or the rules of any securities exchange or regulatory authority, or to any regulator within such regulator’s remit and scope of authority (including voluntary ‘whistleblowing’ reporting), provided that the receiving party (to the extent legally permissible) gives prompt notice to the disclosing party before such disclosure so that the disclosing party may seek confidential treatment or other protective measures. The receiving party shall promptly notify the disclosing party if it becomes aware that any Confidential Information has been lost, misused, disclosed to or accessed by any unauthorized person. Subject to Section 4.2, upon written request by the disclosing party following termination or expiration of this Agreement, the receiving party shall return or securely destroy the disclosing party’s Confidential Information, subject to any retention required by Applicable Law or maintained in accordance with the receiving party’s reasonable archival or back-up policies, provided that any retained Confidential Information remains subject to this Section. This Section shall survive termination or expiration of this Agreement. For clarity, Client’s use or disclosure of Data, the Services or CDI Materials as expressly permitted under this Agreement (including in connection with financial products or services that reference the Services and any associated regulatory, disclosure, reporting, investor-communication and product-related materials) shall not constitute a breach of this Section. “Confidential Information” means all confidential or proprietary information related to: (i) the business of the other party and/or any of its affiliates; and/or (ii) any of their respective former, existing and prospective personnel (but not including their names and business contact information alone), clients, suppliers and other counterparties, to which a party has access, acquires or otherwise processes (whether before or after signing this Agreement), whether in oral, written or other form, in the course of or in connection with this Agreement, together with all copies of and all materials incorporating any such information. Confidential Information shall not include information that: (a) is in the public domain at the time of disclosure; (b) was in the possession of or demonstrably known by the receiving party prior to its receipt by the receiving party without restriction on its use or disclosure; (c) is independently developed by the receiving party (as contemporaneously documented) without use of, reference to or reliance on the other party’s Confidential Information; or (d) becomes known by the receiving party from a source apart from the other party without breach of this Agreement and is not subject to an obligation of confidentiality.

[Signature Page(s) Follow]

CoinDesk Indices, Inc. 169 Madison Ave, Suite 2635 New York, NY 10016

IN WITNESS WHEREOF, the Parties hereto by their duly authorized representatives have executed this Agreement as of the Effective Date set forth above.

Morgan Stanley Investment Management, Inc.		CoinDesk Indices, Inc.

Signature:		Signature:
Name:	Ally Wallace	Name:	David LaValle
Title:	Managing Director	Title:	President

CoinDesk Indices, Inc. 169 Madison Ave, Suite 2635 New York, NY 10016

Service Schedule

This Service Schedule (the “Service Schedule”), with an effective date of [ ], 2026, is between CDI and Client and incorporates by reference all the terms and conditions contained in the Master License Agreement, with an effective date of [ ], 2026, entered into between CDI and Client (“Master Agreement”), except as such may be modified by this Service Schedule. This Service Schedule together with the Master Agreement shall be referred to hereinafter as the “Agreement.” To the extent there is a conflict between the provisions of this Service Schedule and the Master Agreement, this Service Schedule shall prevail with respect to such conflict and as it pertains to the subject matter of this Service Schedule only.

1.            CDI Service(s)

CDI will provide Client with the licensed CDI index (each a “Licensed Index” and collectively, the “Licensed Indices”) listed below via an application programming interface (“API”) along with the ancillary services described below (collectively, the “Services”):

	Licensed Index Name	End of Day	Live	History
1	CoinDesk Bitcoin Benchmark 4PM NY Settlement Rate	X	X	X
2	CoinDesk Ether Benchmark 4PM NY Settlement Rate	X	X	X
3	CoinDesk Solana Benchmark 4PM NY Settlement Rate	X	X	X

The Services include the following:

a)	Daily End of Day Data for the Licensed Index. For purposes of this Service Schedule, “End of Day” is defined as Data as of immediately prior to 4:00 PM Eastern Time (ET) (“End of Day”).

b)	Live updates to the Licensed Index. For purposes of this Service Schedule, “Live” is defined as Data that is intended to be updated in real-time in accordance with the methodology of the Licensed Index (“Live”).

c)	All available historical End of Day data for the Licensed Index (“Historical”).

d)	Ancillary Information for each of the Licensed Indices. For purposes of this Service Schedule, “Ancillary Information” means information such as reconstitutions, rebalances, consultations, announcements, etc., as applicable.

e)	Client is hereby granted the right to use the Licensed Indices to offer ETFs, ETPs or other products in the US (the “ETFs”).

f)	Client will ensure that proper attribution shall be provided to CDI with respect to the use and display of the Licensed Index in the Client Solution and related marketing and informational materials, which will include using the disclaimer set forth on Exhibit A (as CDI may update upon written notice to Client from time to time).

CoinDesk Indices, Inc. 169 Madison Ave, Suite 2635 New York, NY 10016

Client will ensure that the terms of service and/or contractual arrangements applicable to its users that (among other things) CDI owes no fiduciary obligation to Client’s users, and all data and services are provided by CDI ‘as is’ with no warranty of any kind, including for being error or interruption free.

2.            Delivery of Services

a)	For End of Day Data, CDI agrees to provide such portion of the Services to Client via an API.

b)	For Live updates, CDI agrees to provide such portion of the Services to Client via an API.

c)	For historical End of Day Data, CDI agrees to provide such portion of the Services to Client via a one-time delivery of a flat file.

d)	For Ancillary Information, CDI agrees to provide the Services to Client via email and/or API, as applicable.

e)	Should CDI update its file delivery mechanism(s) from time to time (e.g., SFTP), Client agrees to receive delivery of the Services via such updated mechanism.

3.            Fees

3.1.         The fees for the Services are as follows:

3.1.1.            Within fifteen (15) days of the end of each calendar month, Client shall report (the “AUM Report”) to CDI on the daily average assets held in each ETF separately over such month (the “Fee Liable Monthly AUM”). The Report shall have such detail as CDI may request to understand Client’s calculations.

3.1.2.            Beginning with the listing of the respective ETFs, Client agrees to pay (the “Product Fees”) CDI an amount based on Table A below.

AUM Tiers (USD)	Greater of:
From $0 to $500M	10% MER	1.5 bps
From $500M to $1B	9% MER	1.5 bps
From $1B to $5B	8% MER	1.5 bps
From $5B+	1.5 bps

CoinDesk Indices, Inc. 169 Madison Ave, Suite 2635 New York, NY 10016

4.            Invoices

CDI agrees to invoice Client on a monthly basis, for the Product Fees. CDI agrees to send all invoices to Client via email to the following address, as applicable:

fundadmin-invoices@morganstanley.com
Attention: Lisa Meyerberg and Robert Rizza

[Service Schedule Signature Page(s) Follow]

CoinDesk Indices, Inc. 169 Madison Ave, Suite 2635 New York, NY 10016

IN WITNESS WHEREOF, the Parties hereto by their duly authorized representatives have executed this Service Schedule as of the Effective Date set forth above.

Morgan Stanley Investment Management, Inc.	CoinDesk Indices, Inc.

Signature:	Signature:
Name:	Name:
Title:	Title:

CoinDesk Indices, Inc. 169 Madison Ave, Suite 2635 New York, NY 10016

Exhibit A

Disclaimer

COINDESK® and the name(s) of the CoinDesk index or indices referenced herein, including the CoinDesk 20 Index (“CDI Indices”) are trade or service marks of CoinDesk Indices, Inc. (with CC Data Limited, its affiliate which performs certain outsourced administration services on its behalf, “CDI”), and/or its licensors. CDI or CDI’s licensors own all proprietary rights in CDI Indices. CDI is not the issuer, sponsor or producer of any financial product, derivative, portfolio, bundle, basket, separately managed account, or any other investment exposure that tracks, seeks to track, references, or settles against CDI Indices (collectively, “Products”) and CDI has no responsibilities, obligations, or duties to investors in or holders of Products. CDI Indices are licensed for use by the financial services provider named herein (“Provider”). CDI does not approve, endorse, review, or recommend any Product. CDI does not guarantee the timeliness, accurateness, or completeness of any data or information relating to CDI Indices and shall not be liable in any way to investors in or holders of any Product or other third parties in respect of the use or accuracy, completeness, or timeliness of any CDI Indices or any data included therein. CoinDesk Indices 2026.

17